                                                                      EXHIBIT 99






                         ISCO, INC. RETIREMENT PLU$ PLAN

                           Financial Statements As Of

                             And For The Years Ended

                             July 31, 2000 And 1999

                            And Supplemental Schedule

                                      As Of

                                  July 31, 2000

                        And Independent Auditors' Report

                         ISCO, INC. RETIREMENT PLU$ PLAN

                 FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
                        AND INDEPENDENT AUDITORS' REPORT


                                TABLE OF CONTENTS


                                                                                                               Page

FINANCIAL STATEMENTS:

     Independent Auditors' Report                                                                                36

     Statements of Net Assets Available for Benefits                                                             37

     Statements of Changes in Net Assets Available for Benefits                                                  38

     Notes to Financial Statements                                                                               39



SUPPLEMENTAL SCHEDULE:

     Form 5500 Schedule H Part IV, Line 4 (i) -
     Schedule of Assets Held for Investment Purposes - July 31, 2000                                             44



     Schedules not filed herein are omitted because of the absence of the conditions under which they are required.

                          INDEPENDENT AUDITORS' REPORT


Plan Committee
Isco, Inc. Retirement Plu$ Plan
Lincoln, Nebraska

We have audited the accompanying statements of net assets available for benefits of the Isco, Inc. Retirement Plu$ Plan as of July 31, 2000 and 1999 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Isco, Inc. Retirement Plu$ Plan as of July 31, 2000 and 1999, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of July 31, 2000 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

Deloitte & Touche LLP



Lincoln, Nebraska
October 16, 2000

                         ISCO, INC. RETIREMENT PLU$ PLAN

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                             (Amounts in thousands)


                                                    July 31, 2000      July 31, 1999
                                                    -------------      -------------
Investments, at fair value as
        determined by quoted
        market prices (Note C):
    Money market funds                                  $ 1,667          $ 2,695
    Mutual funds                                         28,871           24,201
    Isco, Inc. common stock                                 345              464
Investments, at estimated fair value (Note C):
    Other investments                                      --                 13
                                                        -------          -------
    Total investments at fair value                      30,883           27,373


Participant loans                                           436              450
                                                        -------          -------

    Total investments                                    31,319           27,823
                                                        -------          -------

    Employer contribution receivable                        345             --
                                                        -------          -------

    Net assets available for benefits                   $31,664          $27,823
                                                        =======          =======

The accompanying notes are an integral part of the financial statements.

                         ISCO, INC. RETIREMENT PLU$ PLAN

           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                             (Amounts in thousands)


                                                 Year Ended           Year Ended
                                                July 31, 2000        July 31, 1999
                                                -------------        -------------
Investment income (Note C):
    Dividends, interest and other income          $  2,145             $  2,885
    Net realized and unrealized
       appreciation in fair
       value of investments                          2,433                  581
                                                  --------             --------
Net investment income                                4,578                3,466
                                                  --------             --------

Contributions:
    Employer annual profit sharing                     345                 --
    Employer 401(k) matching                           161                  163
    Participant                                        847                  857
                                                  --------             --------
                                                     1,353                1,020
                                                  --------             --------
    Total additions                                  5,931                4,486

Benefits paid                                       (2,090)                (984)
                                                  --------             --------

    Increase in net assets
       available for benefits                        3,841                3,502

Net assets available for benefits:
    Beginning of year                               27,823               24,321
                                                  --------             --------

    End of year                                   $ 31,664             $ 27,823
                                                  ========             ========

The accompanying notes are an integral part of the financial statements.

                         ISCO, INC. RETIREMENT PLU$ PLAN

                          NOTES TO FINANCIAL STATEMENTS
                       Years ended July 31, 2000 and 1999
             (Columnar amounts in thousands, except share/unit data)

NOTE A. DESCRIPTION OF PLAN

GENERAL. The following brief description of the Isco, Inc. Retirement Plu$ Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan document for more complete information. The Plan was established, effective August 1, 1972, to provide retirement benefits for the employees of Isco, Inc. The Plan was last amended effective August 1, 1995. Effective August 1, 1987, a 401(k) salary reduction option was incorporated into the Plan. Employees are eligible for participation after they have completed one year of service and are at least 21 years of age. A year of service is defined as the accumulation of 1,000 hours of credited service during a one-year period beginning on the employment date.

Participant contributions, Employer 401(k) matching contributions, and Employer profit sharing contributions, are invested at American Century Investments under the direction of the plan participants.

CONTRIBUTIONS. Contributions to the Plan are provided from the following sources:

EMPLOYER ANNUAL PROFIT SHARING CONTRIBUTION. The Employer is required to contribute an amount equal to the lesser of 7% of the current net profit of the Company or the maximum amount allowed by the Internal Revenue Code. The contributed amount received by each participant is based on their percentage of total eligible compensation.

PARTICIPANT CONTRIBUTIONS. Plan participants may elect to reduce their compensation by a maximum of 12%, subject to IRS limitations. The Employer then contributes the amount of reduction in compensation to the Plan on behalf of each participant.

EMPLOYER 401(k) MATCHING CONTRIBUTION. The Employer is required to match 20% of the contribution made on behalf of each participant electing salary reductions up to a maximum of 10% of the participant's eligible compensation.

PARTICIPANT ACCOUNTS. Each participant's account is credited with the participant's contribution, the Employer's matching contribution and the allocated portion of the Employer's annual profit sharing contribution and the forfeited portion of terminated participants' non-vested account balances. Any 401(k) forfeitures are allocated, based on a participant's contributions to the 401(k) plan during the plan year. The Employer's annual profit sharing contribution and related forfeitures are allocated to each participant's account based on the percentage of the participant's eligible compensation for the plan year to the total compensation of all eligible participants for the plan year. Earnings are credited directly to each investment option in which the participant had an investment on the record date of the dividend or interest distribution.

VESTING. Participant contributions (i.e. employee salary reduction amounts) are immediately fully vested and nonforfeitable. Employer profit sharing contributions and the Employer 401(k) matching contributions vest 20% upon completion of three years of credited service, increasing 20% per year until fully vested upon completion of seven years of credited service.

PAYMENT OF BENEFITS. On termination of service due to death, disability or retirement, a participant with a vested balance greater than $5,000 may elect to receive either a lump sum equal to the participant's vested interest in his or her account, or monthly installments. A participant with a vested balance less than $5,000 will receive a lump sum payment equal to the participant's vested account balance.

Plan participants are eligible for normal retirement at age 65 but may elect to retire at a later date. Upon attainment of 65 years of age, death, or determination of disability, a participant becomes 100% vested regardless of the number of credited years of service completed.

PLAN EXPENSES. The employer pays for all costs to administer the plan with the exception of loan origination and loan maintenance fees. This provides an additional benefit to the participant. The administration costs are not reflected in the Plan's financial statements.

EMPLOYER DIRECTED. As of July 31, 2000, there are no employer directed funds invested in the Restricted Fund. Prior to July 31, 2000, investments in the Restricted Fund were transferred into the Unrestricted Fund, as directed by the Plan Committee. Employer directed funds were previously invested in the Restricted Fund, which was managed by the Employer. Assets in the Restricted Fund at July 31, 1999 include: Balcor Pension Investors II and III, Benham Stable Value Government Fund, and Scout Prime Pooled Investment.

PARTY IN INTEREST TRANSACTIONS. Certain investments are in funds managed by the trustee of the Plan and therefore, qualify as party in interest.

INVESTMENT OPTIONS:

PARTICIPANT DIRECTED. Participants may select to invest in one or more of the following thirteen funds. A brief summary description of each investment option follows:

BENHAM STABLE VALUE GOVERNMENT FUND. A fund that seeks to provide current income while maintaining a stable share price. It is managed by SEI Trust Co.

BENHAM PREMIUM BOND FUND. A fund that seeks a high level of income from a portfolio of longer-term bonds and other debt obligations.

AMERICAN CENTURY BALANCED FUND. A fund that seeks capital growth and current income by investing in equity securities with prospects for growth and in investment grade bonds and other fixed income securities.

AMERICAN CENTURY SELECT FUND. A fund comprised primarily of income-producing equity securities of larger companies with the potential for appreciation.

AMERICAN CENTURY ULTRA FUND. A fund comprised primarily of equity securities of medium and smaller companies with the potential for appreciation.

AMERICAN CENTURY INTERNATIONAL GROWTH FUND. A fund that seeks capital growth by investing primarily in an internationally diversified portfolio of common stocks.

AMERICAN CENTURY EQUITY INDEX FUND. A fund that seeks long-term capital growth by investing in stocks that comprise of the S&P 500 Index.

AMERICAN CENTURY STRATEGIC ALLOCATION: CONSERVATIVE. A fund seeking to provide regular income through emphasizing investment in bonds and money market securities combined with the potential for moderate long-term return as the result of its stake in equity securities.

AMERICAN CENTURY STRATEGIC ALLOCATION: MODERATE. A fund emphasizing investment in equity securities but maintaining a sizable stake in bonds and money market securities.

AMERICAN CENTURY STRATEGIC ALLOCATION: AGGRESSIVE. A fund emphasizing investment in equity securities, but maintaining a smaller portion of its assets in bonds and money market securities.

AMERICAN CENTURY VALUE FUND. A fund investing primarily in equity securities of well established companies with intermediate to large market capitalizations that are believed by fund management to be undervalued at the time of purchase.

AMERICAN CENTURY VISTA FUND. A fund investing primarily in medium sized and smaller companies with above average prospects for appreciation.

ISCO, INC. COMMON STOCK. Assets invested primarily in Isco, Inc. common stock. Isco, Inc. is a party-in-interest and sponsor of the Plan.

NOTE B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING. The financial statements of the Plan are prepared under the accrual method of accounting.

USE OF ESTIMATES. The preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

INVESTMENT VALUATION AND INCOME RECOGNITION. Investments are stated at fair value. Fair value of marketable securities is determined by reference to the closing quoted price by the exchange on which the security is listed or the closing net asset value as reported by the mutual fund. Participant loans are stated at their outstanding principal balance. The amounts shown in Note C for securities that do not have a quoted market price represent fair value estimated by an independent third party.

Investment transactions are recognized on a settlement date basis. The net realized and unrealized appreciation (depreciation) of investments is recognized in the statements of changes in net assets available for benefits. The fair value at the beginning of the plan year, or the purchased cost if acquired during the year, is used in determining realized and unrealized gains and losses on the sale of each investment.

PAYMENT OF BENEFITS. The Plan's policy is to record benefit payments upon distribution to the participants. Benefits payable to retired and terminated participants were $56,508 and $303,388 at July 31, 2000 and 1999, respectively.

CONTRIBUTIONS. The employer profit sharing contribution is computed as of the end of the Employer's fiscal year and is recorded by the Plan in the corresponding period, but is allocated to participants' accounts in the plan quarter in which the profit sharing contribution is made to the Plan. Participant contributions are recorded in the period in which the bi-weekly payroll deductions are made. The Employer 401(k) matching contributions are also recorded in the period that the payroll deductions are made.

RECLASSIFICATIONS. Certain reclassifications have been made to the prior years' financial statements to conform to the current years' presentation.

NOTE C. INVESTMENTS

The following schedule presents the fair values of investments that represent 5 percent or more of the Plan's net assets.


---------------------------------------------------------------------------------------------------------------------

                                                                                        2000               1999
                                                                                     Fair Value         Fair Value
                                                                                     ----------         ----------
Investments at fair value as determined by quoted market price:
Money Market:
    Benham Stable Value Government Fund                                                $ 1,667            $ 2,660

Mutual Funds:
    American Century International Growth Fund                                           2,891              1,625
    American Century Ultra Fund                                                          9,256              7,006
    American Century Select Fund                                                        10,157              9,539
    American Century Balanced Fund                                                       3,140              3,179
Other Investments                                                                        3,772              3,364
                                                                                     ---------            -------
Total Investments at Fair Value                                                        $30,883            $27,373
                                                                                     =========            =======

---------------------------------------------------------------------------------------------------------------------

The net appreciation (depreciation) in fair value of investments for the years ended July 31, 2000 and 1999 are summarized as follows:


                                                                                   2000               1999
                                                                                 -------            -------
     Mutual Funds                                                                $ 2,569            $   558
     Bank Collective Funds                                                           --                  57
     Isco, Inc. Common Stock                                                        (136)               (34)
                                                                                 -------             ------

                                                                                 $ 2,433            $   581
                                                                                 =======            =======

NOTE D. EMPLOYER DIRECTED INVESTMENTS

Information about the net assets and the significant components of the changes in net assets relating to the employer directed investments is as follows:


                                                                                    2000              1999
                                                                                   -------           ------
     Net Assets
         Money Market Funds                                                        $  --             $  132
         Investments At Estimated Fair Value                                          --                 13
                                                                                   -------           ------
                                                                                   $  --             $  145
                                                                                   =======           ======

During the year ended July 31, 2000, the Plan Committee transferred all of the net assets in the employer directed investments to the participant directed investments. Changes in net assets for the years ended July 31, 2000 and 1999 are summarized as follows:


                                                             Year Ended        Year Ended
     Changes In Net Assets                                  July 31, 2000     July 31, 1999
                                                            -------------     -------------
         Dividends                                               $   9           $  11
         Benefits Paid                                              (7)            (16)
         Transfers                                                (147)           (101)
                                                                 -----           -----
         Decrease In Net Assets                                  $(145)          $ (96)
                                                                 =====           =====
-------------------------------------------------------------------------------------------

NOTE E. PLAN TERMINATION

Although Isco, Inc. has not expressed any intent to terminate the Plan, it may do so at any time by giving 30 days notice to the Plan Committee, the Plan Administrator, and the Trustee. In the event of such termination, Plan assets would be valued and participants' accounts would be adjusted to reflect the allocation of net gains and losses of the underlying investments. At that time, participants' accounts would become fully vested and nonforfeitable.

NOTE F. FEDERAL INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated September 7, 1995, which states that the Plan, as amended June 17, 1994, meets the requirements of Section 401(a) of the Internal Revenue Code and is, therefore, exempt from Federal income tax under Section 501(a) of the Code. The Plan administrator believes that the Plan is in compliance with current regulations. Therefore, no provision for income taxes is provided in the financial statements of the Plan.

                         ISCO, INC. RETIREMENT PLU$ PLAN
                                     PN 001
                                 EIN #47-0461807
               (Amounts in thousands, except per share/unit data)

       Form 5500 Schedule H Part IV, Line 4(i) - SCHEDULE OF ASSETS HELD FOR
                               INVESTMENT PURPOSES

                                  July 31, 2000

----------------------------------------------------------------------------------------------------------------------
Column B                                                                        Column C                   Column E
----------------------------------------------------                   --------------------------      ---------------
                                                                            Description of
                                                                         investment including
                                                                           collateral, rate of
                                                                       interest, maturity date,            Current
Identity of Issue, Borrower, Lessor or Similar Party                     Par or Maturity Value              Value
----------------------------------------------------                   --------------------------      ---------------
MONEY MARKET:
*Benham Stable Value Government Fund                                      1,666,906  Shares              $ 1,667


MUTUAL FUNDS:
*American Century Select Fund                                               191,355  Shares               10,157
*American Century Balanced Fund                                             183,866  Shares                3,140
*Benham Premium Bond Fund                                                    75,452  Shares                  725
*American Century Ultra Fund                                                210,609  Shares                9,256
*American Century International Growth Fund                                 207,721  Shares                2,891
*American Century Vista Fund                                                 46,603  Shares                1,072
*American Century Equity Index Fund                                          92,996  Shares                  532
*American Century Value Fund                                                 99,466  Shares                  521
*American Century Strategic Allocation: Conservative                         12,322  Shares                   70
*American Century Strategic Allocation: Moderate                             36,352  Shares                  262
*American Century Strategic Allocation: Aggressive                           28,763  Shares                  245

OTHER INVESTMENTS:
*Isco, Inc. Common Stock                                                     80,670  Shares                  345
*Participant loans                                          Interest rates ranging
                                                            from 9.00% to 10.87%
                                                            maturing August 2000
                                                            through June 2005                                436
                                                                                                         -------
                                                                                                         $31,319
                                                                                                         =======

*Party-in-interest